ADDENDUM TO PROMISSOI--

This agreement amends the promissory note for a revol Compliance Systems Corporation and Spirits Management Inc.

By this addendum, the parties agree that no demand for payment with regard to the abov promissory note shall be made prior to January 10, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this addendum on this 25th day o July, 2005.

Spirits Mana eme t Inc.

By:___
Barryjirooicstein

Compliance Systems Corporation

By: ______________
Dc '%--nkel

GUABANTORS

Compliance, Inc.

By: ______________

Call Compliance.com, Inc.

By: ______________

ADDENDUM TO PROMISSOI~
ADDENDUM TO PROMISSORY NOTE

This agreement amends the promissory note for a revolving loan dated 3/1/2003 between Compliance Systems Corporation and Spirits Management Inc.

By this addendum, the parties agree that no demand for payment with regard to the above promissory note shall be made prior to January, 2006.

Corporatio n

By:

     an IN WITNESS WHEREOF, the parties

hereto have executed this addendum on this 6th day of May, 2005.

Spirits

By:

GUARANTORS

Call

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ADDENDUM TO PROMISSORY NOTE

This agreement amends the promissory note for a revolving loan dated 3/1/2003 between Compliance Systems Corporation and Spirits Management Inc.

By this addendum, the parties agree that no demand for payment with regard to the above promissory note shall be made prior to January, 2005.

IN WITNESS WHEREOF, the parties hereto have executed this addendum on lJ1j5 15th day of March,

2004.

Spirits

B Brookstein

GUARANTORS

By:

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PROMISSORY NOTE

Borrower:	Compliance Systems Corporation 90 Pratt Oval
Glen Cove, NY 11542

Principal Amount: Revolving Loan
1.	FOR VALUE RECEiVED, Compliance Systems Corporation promises to pay to Spirits Management Inc. at such address as may be provided in writing to Compliance Systems Corporation on demand, such principal sum as may be provided to Compliance Systems Corporation from a revolving loan account established by Spirits Management Inc., with interest payable on any outstanding unpaid principal at the rate of twelve percent (12%) per annum, calculated monthly not in advance.

2.	This promissory note will be repaid in consecutive quarterly installments of interest only on the first day of each month commencing the calendar quarter following execution of this Promissory Note.

3.	Notwithstanding anything to the contrary in the note, if Compliance Systems Corporation defaults in the performance of any obligation under this Note, then Spirits Management Inc. may declare the principal amount owing under this note at that time to be immediately due and payable.

4.	This note will be construed in accordance with and governed by the laws of the State of New York.

5.	All cost, expenses and expenditures including, and without limitation, the complete legal costs incurred by Spirits Management Inc. in enforcing this promissory note as a result of any default by Compliance Systems Corporation, will be added to the principal then outstanding and will immediately be paid by Compliance Systems Corporation

6.	This note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Compliance Systems Corporation and Spirits Management Inc. Compliance Systems Corporation waives presentment for payment, notice of non-payment, protest and notice of protest.

7.	The individual executing this Promissory Note on behalf of Compliance Systems Corporation does hereby represent and warrant that he/she has been and is on the date of this Promissory Note duly authorized by all necessary and
Compliance Sy~I~is	appropriate corporate action to execute it on
Corporation	behalf of Compliance Systems Corporation

iN WITNESS WHEREOF this Promissory

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C	~cJnc.

By:

Promissory Note CSC to SM 03012003